Exhibit 99.1

FOR IMMEDIATE RELEASE

TIME INC. BOARD COMMENTS ON INTEREST IN COMPANY;

DETERMINES TO PURSUE THE COMPANY’S OWN STRATEGIC PLAN

Management Affirms 2017 Financial Outlook

(NEW YORK, April 28, 2017) – Time Inc. (NYSE: TIME) today released the following statement:

Over the past several months, there has been considerable speculation and news coverage regarding interest by various parties in acquiring Time Inc. While Time Inc. had not initiated a process, the Board of Directors, consistent with its duties, evaluated a number of expressions of interest with the assistance of external advisors. Following that review, the Board has determined that the Company will continue to pursue its strategic plan.

John Fahey, Lead Independent Director, stated, “Time Inc. is one of the world’s leading multi-platform media companies, engaging over 170 million U.S. consumers across digital and print every month through a portfolio of premium, iconic brands. We strongly believe in the future and potential of this Company. The Board has full confidence in Time Inc. President and CEO Rich Battista and the management team to execute on the strategic plan.”

Time Inc.’s strategic plan includes:

•	Continued growth in digital audiences and digital revenues led by branded/native content solutions and video

•	Expanding and diversifying revenues and content through brand extensions across all areas, including TV, OTT, events, licensing, new products and strategic partnerships

•	Further enhancing data, targeting and self-service programmatic capabilities

•	Selective portfolio rationalization

•	Continued aggressive reengineering of the cost structure of the Company

Rich Battista stated, “Time Inc. is a reinvigorated company uniquely positioned to succeed in the multi-platform media marketplace with an exceptional set of brands and assets, tremendous scale and significant untapped potential. The Company is better positioned to capitalize on this potential with its recent shift from a siloed, legacy publishing structure, to an integrated, enterprise platform structure. We are excited to execute on our plan as we have become a leader in digital and remain #1 in print ad revenue share. In addition, our transformation has brought a number of potential partners interested in working with us to unlock and accelerate value across our portfolio of brands.”

Time Inc. is a top player in digital audience with 133 million comScore uniques, the majority of which are on mobile devices, and which includes 3 out of 4 millennials. We have over 250 million social followers, and approximately 30 million paid subscriptions. Native advertising revenues doubled in 2016 and are continuing to grow at that pace and video revenues also continue to see strong growth. Our profitable digital ad revenues are expected to grow to more than $600 million in 2017, and the Company sees a path to $1 billion over the course of its plan.

Battista added, “Advertisers are looking for fewer, bigger partners. Our unique combination of iconic brands and premium, safe content environments, large audiences across platforms, and data and people-based targeting capabilities enables us to offer them differentiated solutions at scale. Today we have affirmed that we remain on track with our financial outlook for the year. I look forward to continuing to work with the Board and our extraordinarily talented team to deliver value to Time Inc.’s shareholders, consumers, and advertising partners.”

Time Inc. plans to release its first quarter 2017 results on Wednesday, May 10, 2017.

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ABOUT TIME INC.

Time Inc. (NYSE:TIME) is a leading content company that engages over 170 million consumers every month through our portfolio of premium brands across platforms. By combining our distinctive content with our proprietary data and people-based targeting, we offer highly differentiated end-to-end solutions to marketers across the multimedia landscape. Our influential brands include People, Time, Fortune, Sports Illustrated, InStyle, Real Simple and Southern Living, as well as approximately 50 diverse titles in the United Kingdom. Time Inc. has been extending the power of our brands through various acquisitions and investments, including Viant, an advertising technology firm with a specialized people-based marketing platform; The Foundry, Time Inc.’s creative lab and content studio; and the People Entertainment Weekly Network (PEN). The Company is also home to celebrated events, such as the Time 100, Fortune Most Powerful Women, People’s Sexiest Man Alive, Sports Illustrated’s Sportsperson of the Year, the Essence Festival and the Food & Wine Classic in Aspen.

CONTACT

Greg Giangrande, 212-522-2163, Greg.Giangrande@timeinc.com

Jill Davison, 212-522-0105, Jill.Davison@timeinc.com

INVESTOR RELATIONS CONTACT

Jaison Blair, 212-522-5952, Jaison.Blair@timeinc.com